EXHIBIT 10.45
May 9, 2007
Kathleen Kennedy
2519 Woodgreen Dr.
Belden, MS 38826
     Severance Agreement
Dear Kathleen:
Effective with the close of business on Wednesday, May 9, 2007, your “Severance Date”) your employment with Hancock Fabrics, Inc. (the “Company”) is terminated.
Subject to the terms and conditions of this Severance Agreement and for, and in consideration of the release and other obligations contained in this letter, you will be entitled to $95,000.00 of separation pay and other benefits, all as described in more detail in Schedule A. The separation pay will be paid at regular payroll intervals as soon as administratively practicable following the date this letter agreement becomes effective.
By signing this Severance Agreement, you release and forever discharge Hancock Fabrics, Inc. and its parent corporations, subsidiaries and affiliates, and their shareholders, officers, employees, agents, representatives, independent contractors, successors, assigns and benefit plans (the “Company”) from any and all claims, actions, liabilities and suits, whether known or unknown, whether existing now or arising, accruing, or maturing later, arising out of anything that has occurred up through the date you sign this Severance Agreement, or your Severance Date, which ever is later, including but not limited to any claims that arise from your employment with the Company, the Severance Agreement for Kathleen Kennedy dated March 15, 2006 or your offer letter of employment as Senior Vice President Marketing dated February 6, 2006, but excluding any claim for vested benefits from a retirement plan in which you are a participant.
Without limiting the generality of the foregoing, you are agreeing that, by signing this Severance Agreement, you are releasing and waiving any and all claims that you ever had or may have as of the date you sign this Severance Agreement for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. You are advised to consult with an attorney before signing this Severance Agreement; that the consideration you receive in exchange for signing this Severance Agreement is in addition to amounts to which you were already entitled; and that you may, before signing this Severance Agreement, consider this Severance Agreement for a period of 21 calendar days. You may revoke this Severance Agreement within 7 calendar days from the date of the signing of this Severance Agreement. This Severance Agreement is not effective until 7 calendar days following its signing.
By signing this Severance Agreement, you also agree to provide to the Company, upon request, (i) information concerning your employment with the Company, and (ii) reasonable assistance relating to your previous employment with the Company, including but not limited to providing truthful testimony in any legal action pursued or defended by the Company in which you have information or knowledge.
You acknowledge that information, observations and data obtained by you while employed by the Company (“Confidential Information”) are the property of the Company. By signing this Severance Agreement, you agree not to disclose to any unauthorized person, or use for your own purpose, any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions.
You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company (“Work Products”) belong to the Company. You shall promptly disclose such Work Products to the Company and perform all actions reasonably requested by the Company (whether during of after employment) to establish and confirm such ownership.
Notwithstanding the obligations set forth in the above two paragraphs, after termination of your employment with the Company, you are free to use Residuals of the Company’s Confidential Information and Work Products for any purpose subject only to the obligations with respect to disclosure set forth herein and any copyrights of patents of the Company. The term “Residuals” means information in non-tangible form that may be retained in your unaided memory derived form the Company’s Confidential Information and Work Product to which you had access during your employment with the Company. You may not retain or use the documents and any other tangible materials containing the Company’s Confidential Information or Work Product after the termination of your employment with the Company.
By signing this Severance Agreement, you agree that for the duration of the Severance Period, you will not directly or indirectly own any interest in, manage, control, participate in, work for, consult with or render any services for any Material Competitor of the Company. “Material Competitor” is defined as a retailer of both fabrics and home décor items on a national or multi-state scale. Examples of such competitors include, but are not limited to Jo-Ann Stores, Hobby Lobby and Michaels. Nothing in this paragraph shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as you have no active participation in the business of such corporation. The Company reserves the right to enforce this provision in any state in which it is enforceable.
By signing this Severance Agreement, you agree that for the duration of the Severance Period, you will not directly or indirectly through another entity 1) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof, 2) hire any person who was an employee of the Company at any time of his/her employment history, or 3) induce or attempt to induce any customer, supplier, licensee, licenser, franchisee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between such supplier, licensee, licenser, franchisee or other business relation and the Company

(including, without limitation, making negative statements or communications about the Company).
This Severance Agreement contains the entire understanding between you and the Company concerning the termination of your employment and may only be amended by a written instrument signed by both parties.
You have 21 days from the date of receipt to sign this Severance Agreement in the space provided below and return it to the Company. After such 21-day period, the offer contained in this letter is withdrawn. You may revoke this Severance Agreement within 7 calendar days from the date of the signing of this Severance Agreement. This Severance Agreement is not effective until 7 calendar days following its signing.
Sincerely,
Jim Britz
VP-Human Resources
I hereby agree to and accept the terms contained in this Severance Agreement.

Date	Signature

SCHEDULE A
SEVERANCE BENEFITS
     You will receive the following amounts as described below:
1. Severance and Other Payments.
     (a) Severance Payment. You will receive separation pay at your regular base pay at regular payroll intervals for a period of 26 weeks, less applicable taxes and withholdings. The total gross amount of these payments is $95,000.00. The number of weeks will be referred to in this Schedule A and in the Severance Agreement as your “Severance Period.” The Severance Period begins on the Severance Date of Wednesday, May 9, 2007 and ends November 7. 2007.
     (b) Vacation and Bonus Benefit. You will receive a one-time lump-sum payment, less applicable taxes and withholdings, equal to the value of (i) your total earned, unused and outstanding vacation days, and (ii) your bonuses earned, all determined as of your Severance Date.
     (c) Life Insurance Benefit. Subject to the terms of the underlying plans and any applicable insurance policies, you may continue your group life insurance benefits during your Severance Period.
     (d) Restricted Stock Award. To the extent that you have a grant(s) of restricted stock under the Hancock Fabrics, Inc. Stock Incentive Plan and are not vested as of the end of your Severance Date in shares of that stock, the Company will pay you the cash equivalent of the fair market value of your unvested, outstanding, restricted stock grants that would have vested as of the end of the Severance Period had your employment continued. Payment will be in an amount equal to the per share closing price for each share of unvested restricted stock on your Severance Date. The Company will pay this amount in a single lump-sum payment.
2. Health Benefit.
     (a) COBRA Coverage. You will have the opportunity to elect continuation coverage of your medical and dental benefits for yourself, your spouse and/or eligible dependents if you are participating in the Company’s plans for those benefits as of your Severance Date, in accordance with the provisions of COBRA. If elected in a timely manner, COBRA coverage generally will end on the last day of the 18th month following your Severance Date (unless an earlier end date or an extension is required under COBRA).
     (b) Company Subsidy of COBRA Coverage. If and to the extent you timely elect COBRA continuation coverage, you and the Company will share the cost of COBRA coverage for yourself, your spouse and/or eligible dependents during your Severance Period. During that period, you will be responsible for paying the same amount for coverage as a similarly-situated active employee. The Company will pay the remaining costs on your behalf. To the extent you continue COBRA continuation coverage after your Severance Period, you will be responsible for paying the full cost of the COBRA continuation coverage in accordance with the procedures of the Company generally applicable to all qualified beneficiaries receiving COBRA continuation coverage.